Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement is made as of this 16th day of June, 2025, by and between Clark Equities LLC and/or assigns (hereinafter referred to as “Buyer”), and Nortech Systems Incorporated (hereinafter referred to as “Seller”).

ARTICLE I

PURCHASE AND SALE

Upon the terms and conditions hereinafter stated, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase, all of Seller’s right, title and interest, in and to that certain parcel of real estate, commonly known as 1930 west 1st Street Blue Earth , MN 56013, as legally described on Exhibit “A” attached hereto, together with all rights pertaining to such real estate, including any right, title and interest of Seller in and to any and all adjacent streets, roads, alleys and rights-of-way (hereinafter called the “Property”).

Except as herein expressly stated, Buyer is buying the Property based upon its own investigation and inquiry and is not relying on any representations of Seller or other person and is agreeing to accept the Property “As-Is” “Where Is” subject to the conditions of examination herein set forth.

ARTICLE II

PRICE AND PAYMENT

2.1 Price. The total purchase price for the above described Property shall be Five Hundred Thousand Dollars, 500,000.00 Dollars

2.2 Payment. The purchase price shall be paid as follows:

a. Earnest Money. The sum of Ten Thousand and 00/100 Dollars ($10,000.00) shall be paid as and for earnest money, such sum to be deposited in an escrow account with Commercial Partners Title, LLC (“Title Company”) Minnesota based Title company at such time as Seller executes this Purchase Agreement.

b. Balance. The balance of the purchase price, subject to the prorations and adjustments herein, shall be paid by Buyer to Seller in cash or certified funds on the Closing Date (as hereinafter defined).

ARTICLE III

CLOSING

3.1 Closing Date. Subject to the fulfillment or waiver of the conditions hereof, and provided that the terms and time periods provided for in this Agreement with respect to examination of title are met, and provided further that all of the covenants, representations and warranties of Seller contained in this Agreement are true and correct on the Closing Date as though made on such date, closing of the purchase and sale contemplated hereunder shall occur thirty (30) days after the Condition Date defined in ARTICLE V hereof. The date provided for in this Section is referred to throughout this Agreement as the “Closing Date”, or “Closing”.

3.2 Place of Closing. The place of Closing shall be at the offices of Commercial Partners Title Company or such other place within the Twin Cities metropolitan area as Buyer may reasonably designate in writing to Seller.

3.3 Closing Obligations. At Closing, Buyer shall pay the purchase price as hereinbefore provided, and Seller shall deliver to Buyer the following:

a. A Limited Warranty Deed, duly executed and acknowledged and in recordable form with deed stamps attached, conveying marketable title to the Property subject only to the following exceptions (hereinafter called “Permitted Exceptions”):

(i) building and zoning laws, ordinances, state and federal regulations;

(ii) utility easements serving only the Property; and

(iii) such other exceptions or conditions as are approved by Buyer in accordance with this Agreement;

b. A Certificate of Real Estate Value;

c. A bill of sale conveying Seller’s interest in any personal property in, on or about, or used in conjunction with the operations of the Property, free and clear of all liens and/or encumbrances.

d. An assignment by Seller to Buyer of all of Sellers right, title and interest in and to any leases and guarantees concerning the Property;

e. An assignment by Seller to Buyer of all of Seller’s right, title and interest in and to the plans for any improvements to the Property, and any warranties and permits with respect to the Property;

f. A standard Seller’s Affidavit relating to the absence of bankruptcies, tax liens, judgments or other proceedings and unrecorded interests that affect or could affect the title to the Property;

g. INTENTIONALLY DELETED

h. INTENTIONALLY DELETED

i. A reaffirmation of the truth and accuracy of Seller’s representations and warranties set forth in ARTICLE VI hereof;

j. An Affidavit, executed by a duly authorized officer of Seller stating: (i) Seller’s United States taxpayer identification number, and (ii) that Seller is not a foreign person;

k. Well Disclosure Statement required by Seller;

n. Seller will, on the Closing Date, do, make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as counsel for Buyer may reasonably request to vest completely in and assure to Buyer full rights in and to the Property;

3.4 Seller’s Closing Costs. On or before the Closing Date, Seller shall pay:

a. The real estate taxes and installments of special assessments due and payable in the calendar year prior to Closing and all prior years, and a pro rata share of the real estate taxes and the installment of special assessments due and payable in the calendar year of Closing, which proration shall be made on daily basis to the Closing Date; special assessments will not be liquidated or paid in full at Closing.

b. The state deed tax due upon the Limited Warranty Deed; and

c. half any escrow fee charged by Title Company, seller’s attorneys’ fees, and the cost of the title commitment.

All such sums not finally determined on the Closing Date shall be reasonably estimated by the Buyer and deducted from all amounts due to Seller at Closing with any necessary final adjustments made between the parties when actual invoices or billings are available.

3.5 Buyer’s Closing Costs. On the Closing Date Buyer shall pay the following:

a. A pro rata share of the real estate taxes and installments of special assessments due and payable in the calendar year of Closing, which proration shall be made on a daily basis to the Closing Date and all real estate taxes due thereafter;

b. All recording fees upon said Limited Warranty Deed; and

c. All assessments for municipal improvements, hookup charges, utility availability charges, dedication and inspection fees, and all other fees, charges and dedications required by the City of Blue Earth payable upon and as a consequence of the Buyer’s development of the Property; and

d. The balance of the Purchase Price due at Closing as above set forth.

e. The premium on the title policy obtained by Buyer, half any escrow fee charged by Title Company, Buyer’s attorneys fees, the cost of any survey obtained by Buyer, Buyer’s attorneys’ fees, and any mortgage registration tax.

ARTICLE IV

TITLE AND SURVEY

4.1 Examination of Title. Seller will, within twenty (20) days after the date on which this agreement is fully executed, furnish a current Title Commitment for the premises to be conveyed, prepared by the Title Company, which shall include proper searches covering bankruptcy, state and federal judgments and liens and an assessment search. Buyer shall be allowed ten (10) days after receipt of said title insurance commitment and the survey referenced in Section 4.2 for the examination thereof and the making of any objections to the marketability of title, said objections to be made in writing or deemed to be waived. Before the expiration of the Condition Date, Buyer and Seller will work together in good faith to resolve any title objections raised by Buyer, but Seller will not be required to cure any specific objection to Buyer other than payment of monetary liens incurred by Buyer. If Buyer is not satisfied with the status of title by the expiration of the Condition Date, Buyer may terminate this Agreement according to Article V.

4.2 Survey. Within twenty (20) days after the date on which this Agreement is fully executed, Buyer, at its sole cost and expense, shall cause an ALTA/ASCM survey prepared by a registered land surveyor acceptable to Buyer to be furnished to Buyer. The survey shall be currently dated, shall show the location on the property of all improvements, fences, evidences of abandoned fences, easements, utilities, including water and sewer line to the point of connection with public systems, roads and adjoining public streets and alleys, if any; shall show any encroachments upon the boundaries of the Property by metes and bounds or other appropriate legal description. The surveyor shall certify to Buyer, Buyer’s lender and to the Title Company that the Survey is correct; that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, fences, evidences of abandoned fences, easements, overlapping of easements, roads of rights-of-way except as are shown on the Survey; the total number of square feet of land within the exterior boundaries of the Property; and that the Survey is a true, correct and accurate representation of the Property.

Buyer shall have a period of ten (10) days after receipt of the Survey to review said survey and to deliver in writing such objections as Buyer may have to anything contained or set forth in the Survey. Any such items to which Buyer does not so object within such 10 day period shall be deemed to be waived. Before the expiration of the Condition Date, Buyer and Seller will work together in good faith to resolve any Survey objections raised by Buyer. If Buyer is not satisfied with the status of title by the expiration of the Condition Date, Buyer may terminate this Agreement according to Article V.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Buyer’s obligations hereunder are subject to the fulfillment of the conditions described below on or before thirty (30) days after the date of this Agreement (the “Condition Date”), provided, however, that any time during such 30 day period, provided Buyer is diligently pursuing the fulfillment of the conditions described below, Buyer may give written notice to Seller to extend the Condition Date for an additional 15 days following expiration of the original 30 day period; and provided that, on fourteen (14) days prior written notice, Buyer may establish an earlier date as the Condition Date.

a. Marketability of Title. Marketability of title to the Property shall have been established in accordance with this Agreement.

b. Inspection of Property. On or before the Condition Date, Buyer shall have determined, in its sole discretion, from inspections of the Property, from the Survey, any soil tests, hazardous substance tests, inquiries, engineering studies or other examinations or inspections of the Property which Buyer elects to perform or to have performed, that the Property is acceptable to Buyer. By signing this Agreement, Seller authorizes Buyer to enter on the Property during reasonable business hours and to make such inspections, tests and inquiries as Buyer deems necessary, provided Buyer does not in any way deface, deform or remove anything from the Property. Seller agrees to cooperate fully with Buyer in its performance of the inspections, tests and inquiries referred to herein as well as to make available to Buyer promptly upon execution of this agreement by Seller copies of all surveys, site inspections, soil and other tests, plans or specifications which relate in any way to the Property. Buyer hereby agrees to indemnify Seller against, and to hold Seller harmless from, all costs, expenses, or damages (including reasonable attorney’s fees and court costs) arising out of any personal injury, death or property damage, or monetary claims arising out of any such entry, investigation, examination, survey or tests by or on behalf of Buyer. Buyer will need to do a detail roof inspection which could include penetration to the roof for full evaluation. All penetration shall be repaired.

c. Availability of Utilities. Buyer shall have determined that there are in existence at the Property water, sewer, electric, gas, telephone and other utility lines of a capacity suitable to serve Buyer’s intended use of the Property.

d. Availability of Government Approvals. On or before the Condition Date, Buyer shall have obtained from the City of Blue Earth, and such other government entities with jurisdiction over the Property that Buyer elects to contact, if any, all necessary or desirable approvals, architectural reviews, licenses, building permits, environmental authorizations, waivers of setback requirements, and any other permits, approvals, licenses or authorizations required for Buyer’s intended use of the Property.

e. Financing. CASH no financing

5.2 Buyer may waive any of the foregoing conditions, by written notice, delivered to Seller on or before the Condition Date. If one or more of the conditions is not met by the Condition Date, and Buyer does not waive such condition(s), then this Agreement shall be deemed null and void, Seller shall return the earnest money to Buyer, and Buyer and Seller shall thereafter be released from any liability or obligation hereunder. At Seller’s written request, Buyer shall execute and deliver to Seller a quit claim deed to the Property in exchange for the return to Buyer of the Earnest Money.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller warrants, represents and covenants as follows, each and every one of which shall be true on the Closing Date and shall survive the Closing Date unless specifically waived in writing by Buyer:

6.1 Absence of Claims. There are no pending or written threats of litigations, proceedings, code violations, claims or investigations, including without limitation any such pending or threatened litigations, etc., by any government authority or insurance underwriter, and no contract or agreement to which Seller is a party, which relates in any way to the Property or which on or after the Closing Date will adversely affect the Property;

6.2 Condemnation. There are no pending or written threats of proceedings in eminent domain by any federal, state or local government entity by which the Property or any portion thereof or interest therein is sought to be obtained;

6.3 INTENTIONALLY DELETED.

6.4 Authority. Seller has all necessary lawful authority to enter into this Agreement and to sell and convey the Property to Buyer as provided in this Agreement and to carry out Seller’s obligations hereunder and that the joinder of no person or entity other than Seller will be necessary to convey the Property fully and completely to Buyer on Closing;

6.5 Compliance with Agreements. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms of this Agreement will not conflict with, with or without notice or the passage of time, or both, result in a breach of any of the terms or provisions of or constitute a default under any indenture, mortgage, loan agreement or instrument to which Seller is a party or by which Seller or Seller’s property is bound, any applicable governmental regulation or any judgment, order or decree of any court having jurisdiction over Seller or Seller’s properties;

6.6 Assessments for Improvements. Seller has no knowledge of public improvements, including without limitations, water, sewer, sidewalk, street, alley or curbing, affecting the Property which have been proposed, commenced or completed and for which an assessment may be levied after the date on which Seller signs this Agreement, and Seller has no knowledge of any planned improvements to be made which may result in assessments;

6.7 Hazardous Wastes. Seller further represents and warrants to Buyer (i) that it has not released or threatened to release any hazardous substance, pollutants or contaminants, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. Section 9601-9657, as amended, or as defined in any similar state law or local ordinance; and (ii) that Seller has no knowledge or belief that any other person has released or threatened to release any hazardous substances, pollutants or contaminants on the Property;

6.8 No Foreign Ownership. Neither Seller nor any person or entity having any interest in Seller is a “foreign person;, and on the Closing Date Seller will provide Buyer with a “non-foreign affidavit” in form reasonably acceptable to Buyer’s counsel, all within the meaning of the Foreign Investment in Real Property Tax act as codified in Section 1445 of the Internal Revenue Code of 1954, as amended;

6.9 Rights of Tenants. The Property shall not be subject to rights of any leases or tenancies as of the Closing Date except Dealer Automotive Services.

All representations and covenants of Seller contained in this Agreement shall be true on the Closing Date and shall survive the Closing Date and the delivery of the warranty deed for a period of six (6) months. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THIS SALE IS MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS AS OF THE EFFECTIVE DATE, WITH ALL FAULTS. References to the “knowledge” of Seller are to the actual, non-imputed knowledge of the Senior Vice President of Global Operations, Chief Financial Officer and Chief Executive Officer.

ARTICLE VII

REMEDIES

7.1 If Seller defaults in the performance of this Purchase Agreement and Buyer cancels this Purchase Agreement by serving notice in writing upon Seller in the manner provided herein, Seller shall return the earnest money to Buyer. Return of the earnest money shall not affect Buyer’s right to bring an action for specific performance. Such action shall be commenced within six (6) months from the date of cancellation.

7.2 If Buyer shall default in the performance of any of its obligations hereunder, and Seller cancels this Purchase Agreement by serving notice in writing upon Buyer in the manner provided in the Minnesota statutes, Seller shall, as its sole remedy, be entitled to retain all earnest moneys as liquidated damages.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices and other documents of similar legal import from either of the parties hereto to the other shall be in writing and considered to have been duly given or served if sent by first class certified mail, return address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

To Seller:	Nortech Systems Incorporated
Attn.: CFO
7550 Meridian Circle N., Ste. 150
Maple Grove, MN 55369

To Buyer:	Jerry Clark
Clark Equities LLC and or assigns
229 Minnetonka Ave S. #821
Wayzata, MN 55391
C/O Jerry Clark

8.4 Successors and Assigns. The terms, conditions and covenants of this Purchase Agreement shall extend to, be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

8.5 Expiration of Offer. Buyer’s offer represented by this Agreement shall expire and become null and void, unless it is accepted in writing by Seller and a copy thereof, signed by Seller, is returned to Buyer on or before June 30, 2025.

8.6 Agency Disclosure. Neither Seller nor Buyer has engaged a broker or agent, and each represents to the other party that no commissions will be owed due to the transactions contemplated herein.

8.7 Headings. The headings of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and do not form a part hereof, and in no way interpret or construe such paragraphs and subparagraphs.

8.8 Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No amendment, modification, or waiver of any condition, provision, or term of this Agreement will be valid or of any effect unless made in writing, signed by the party or parties to be bound or a duly authorized representative, and specifying with particularity the extent and nature of such amendment, modification, or waiver.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed as of the day and year first above written.

SELLER		BUYER

By:	/s/ Andrew D.C. LaFrence	By:	/s/ Jerry Clark

Its:	CFO and SVP of Finance	Its:	Chief Manager and President

Date:	June 17, 2025	Date:	June 16, 2025

EXHIBIT A

LEGAL DESCRIPTION

Property ID #: 21-007-0040

Legal Description:

[to be verified upon receipt of Title Commitment]